Oceana Partners

CORPORATE FINANCE

Exhibit 10.24

June 23, 2006

Mr. Gary Guseinov
Chief Executive Officer
Cyberdefender Corporation
12121 Wilshire Blvd., Suite 305
Los Angeles, CA 90025

Dear Gary,

This engagement letter shall be effective June 28, 2006 and shall serve as an agreement (the “Agreement”) between Oceana Partners LLC (“Oceana” or the “Advisor”) and Cyberdefender Corporation (the “Company”) under which Oceana is retained as the Company’s placement agent in connection with the Company’s private placement of between $3.5 and $4.5 million of convertible debt and warrants to accredited and institutional investors, as described in the Term Sheet dated June 23, 2006, attached hereto as Attachment A (the “Financing”). In connection therewith, the parties hereto agree as follows:

1. Information and Coordination. The Company will supply Oceana with all current publicly disclosed information respecting the Company’s business prospects and operations (the “Information”). The Company recognizes and confirms that Oceana (a) will use and rely primarily on the Information in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and (c) will not make an appraisal of any assets of the Company or any prospective investors or purchaser of the Financing. To the best of the Company’s knowledge, the Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company shall make available to Oceana and/or shall agree to have professionally prepared at the Company’s expense, all financial statements, marketing materials, subscription documents and other information which in Oceana’s reasonable judgment shall be necessary or appropriate. The Company will promptly notify Oceana if it learns of any material inaccuracy or misstatement in or material omission from, any Information theretofore delivered to Oceana. Advisor will coordinate its activities with the Company regarding the marketing of the securities to investors during the term of this Agreement, as herein defined. The Company will make senior management reasonably available for meetings with prospective investors.

2. Exclusive Engagement. During the Term, as below defined, Advisor shall serve as the exclusive advisor to the Company for purposes of the Financing. Nothing herein shall preclude Advisor from engaging sub-advisors to assist Advisor in the performance

Oceana Partners LLC
275 Seventh Avenue, Suite 2000
New York, New York 10001
Phone (212) 661-5353 Fax (646) 486-6885

Oceana Partners

CORPORATE FINANCE

of these activities. In such case, sub-advisors shall be compensated for their services from such portion of the compensation described under Section 4 hereof as Advisor shall determine in its sole discretion. Advisor shall assist the Company in structuring and placing securities of the Company as the Company may require during the Term. It is specifically recognized that Wedbush Morgan Securities, Inc had previously been retained by the Company, which engagement was recently terminated by the Company. To the extent Wedbush is entitled to any fees, those fees shall be separate from the fees contemplated herein and shall not exceed a cash commission of 1% of the gross proceeds raised in the Financing from entities previously contacted by Wedbush. Wedbush shall co-operate with the Company and Oceana in connection herewith.

3. Term. This Agreement shall become effective on the execution date hereof and, unless previously terminated pursuant to Paragraph 10 below, shall continue in effect until the Financing is consummated or is terminated (the "Termination Date"). The period from the date hereof until the Termination Date is hereafter referred to as the “Term.”

4. Compensation.

a.)
On each date during the Term on which any equity or equity linked (i.e. convertible debt) securities are issued (including any bridge financing) and cash is received by the Company (each such date a "Closing Date"), the Company shall pay to Oceana or its designee, in cash, a commission equal to seven percent (7%) of the gross purchase price for the equity securities. In addition, the Company shall issue to Oceana, or its designee, common stock purchase warrants (the "Warrants") to purchase seven percent (7%) of the aggregate stock issued on the Closing Date or Closing Dates at an exercise price per Warrant equal to the price of the common stock on such Closing Date. In the event convertible debt is placed, the Company shall also issue to Oceana, or its designee, common stock purchase warrants (the "Warrants") to purchase seven percent (7%) of the aggregate equity securities issuable upon conversion of the debt securities at an exercise price per Warrant equal to the conversion price per security on such Closing Date. If different classes of securities are issued in the form of a Unit, then Oceana shall be issued a Unit Purchase option equal to seven percent (7%) of the aggregate Units issued at an exercise price per Unit equal to the price of the Unit on such Closing Date. The Warrants or Units shall be exercisable upon issuance, shall expire five years from the Closing Date, unless otherwise extended by the Company, and shall have cashless exercise provisions. The Warrants or Units shall also have piggyback and demand registration rights, anti-dilution and such other similar provisions identical to the securities sold on the Closing Date.  The Company

Oceana Partners

CORPORATE FINANCE

shall have the right to reject in whole or in part any proposed purchaser of the securities in its sole and absolute discretion.

b.)
On each date during the Term on which any straight debt securities are issued and cash is received by the Company (each such date a "Closing Date"), the Company shall pay to Oceana or its designee, in cash, a commission equal to four percent (4%) of the gross purchase price for the debt securities. If warrants are attached to the debt securities, then separate Warrants shall be issued to Oceana equal to seven percent (7%) of the warrants issued. The Warrants shall be exercisable upon issuance, shall expire five years from the Closing Date, unless otherwise extended by the Company, and shall have cashless exercise provisions. The Warrants shall also have piggyback and demand registration rights, anti-dilution and such other similar provisions identical to the securities issuable upon conversion of the convertible debt sold on the Closing Date.  The Company shall have the right to reject in whole or in part any proposed purchaser of the debt securities in its sole and absolute discretion.

c.)	This agreement shall act as irrevocable payment authorization instructions authorizing wire payment of the cash portion of any fee directly to Oceana on the Closing Date.

5. Retainer Fee.  In consideration for structuring the Financing, Oceana shall be issued shares of common stock equal to 2% of total shares outstanding immediately prior to closing the Financing. The shares shall have the same registration rights as the securities described in paragraph 4(a) above. No retainer shall be payable in the event the Financing does not close.

6. Expenses. Oceana will be promptly reimbursed by the Company for all reasonable and authorized out-of-pocket expenses incurred in connection with its activities hereunder. These expenses may include, but are not limited to, travel and lodging expenses, due diligence and investor meetings and events, expenses to print documents for the Company, and postal expenses incurred for mailing documents, such as materials to investors, for the Company. Oceana shall not incur any expenses or series of related expenses, subject to reimbursement by the Company hereunder, which are in excess of $250, without obtaining the Company’s prior written approval.

7. Indemnification. To the extent the Advisor becomes involved in any capacity in any action, claim, proceeding or investigation brought or threatened by any person, including the Company’s stockholders, related to or arising out of or in connection with this Agreement, the Company will promptly reimburse the Advisor for reasonable legal and other expenses as and when they are incurred in connection therewith. The Company will indemnify and hold the Advisor harmless from and against any losses, claims,

Oceana Partners

CORPORATE FINANCE

damages, liabilities or expense to which the Advisor may become subject under any applicable Federal or state law, or otherwise, related to, arising out of or in connection with this Agreement, whether or not any pending or threatened action, claim, proceeding, or investigation giving rise to or on the Advisor’s behalf and whether or not in connection with any action, proceeding or investigation in which the Advisor is a party, except as to that portion of any such loss, claim, damage, liability or expense which is found by a court of competent jurisdiction in a judgment which has become final, in that it is no longer subject to appeal or review, to have resulted from the Advisor’s bad faith or gross negligence. The Advisor agrees to promptly notify the Company of any action, claim, proceeding or investigation with regard to which the Company may be liable for indemnification pursuant to the terms of this Agreement. Neither the termination of this Agreement nor the completion of the services provided hereunder shall affect these indemnification provisions which shall remain operative and in full force and effect.

8. Arbitration. Any dispute between the Company and Oceana shall be subject to binding arbitration before a New York City based panel of one arbitrator in accordance with the rules of the American Arbitration Association. Prior to the selection of the arbitrator of the binding arbitration, the parties shall first attempt non-binding mediation before a mediator selected by said Association. In the event the mediator makes a determination and only one of the parties refuses to accept said determination, then the refusing party shall be responsible for all arbitration and attorney’s fees of the other party should the refusing party receive a less favorable result from the binding arbitration, subject however to the discretion of the arbitrators to reallocate these costs if cause is so found by the arbitrators.

9. Amendments This Agreement may only be varied by written agreement between the Advisor and the Company. All such variations shall only be effective when in writing, signed by the duly authorized representatives of both parties.

10. Termination Subject to Paragraphs 4, 6, 7 and 11, the provision of services hereunder may be terminated prior to the Termination Date by the Company and/or the Advisor by giving written notice to the other party in the following events:

- force majeure, defined as a situation which, in the opinion of either party, creates any change or development in existing laws and regulations or in local or international financial, political, military, economic or market conditions or currency exchange rate which is likely to render impossible the Offering;

- breach of any commitments hereunder by Advisor (which is not remedied within 14 days after written notification to such effect);

In the event that the Agreement is terminated prior to the Termination Date, the Company will forthwith pay the Advisor those of its expenses and fees incurred or owing up to the Termination Date.

Oceana Partners

CORPORATE FINANCE

11. Tail. Within 20 business days of the Termination Date, the Advisor shall deliver to the Company a list identifying all investors that Oceana and any of its sub-advisors had solicited in connection herewith. In the event the Company thereafter receives funding from any Oceana Investor or an affiliate thereof, within 270 days of the Termination Date (the “Tail Period”), then the Company shall pay the Advisor the fee as described in paragraph 4 (the “Tail Fee”). The Tail Fee shall apply to any Oceana Investors, including their affiliates, and to any third party investor introduced to the Company by Oceana Investors or affiliates thereof assuming such third party investor was not previously in discussions with the Company before such introduction.

12. Notices. Notices shall be served to the address/fax number of each party set out in this letter (or such other address as any of the parties may notify to the other in writing from time to time). Such notice shall be deemed to be duly given or made when it shall have been delivered by registered mail, courier or fax, which shall be confirmed by registered mail or courier, to the party to which it is required to be given or made.

Contact Addresses:

Oceana Partners LLC:
Mr. Courtlandt G. Miller
Oceana Partners LLC
275 Seventh Avenue, Suite 2000
New York, NY 10001
Tel: 212 661-5353
Fax: 646 486-6885

Cyberdefender Corporation
Mr. Gary Guseinov
Chief Executive Officer
Cyberdefender Corporation
12121 Wilshire Blvd., Suite 305
Los Angeles, CA 90025
Tel: (310) 826-1781 x 212
Fax: (213) 947-1914

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York.

14. Miscellaneous. This Agreement sets forth the understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties with respect to the subject matter hereof. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except in writing when signed by both parties.

If the foregoing meets with your understanding, kindly acknowledge your acceptance at the place indicated on this letter and on the enclosed copy of this letter. Please return one of the executed letters to me and keep one for your files.

Oceana Partners

CORPORATE FINANCE

Sincerely,

Oceana Partners LLC

____________________________
Courtlandt G. Miller
Senior Managing Director

ACCEPTED AND AGREED TO BY:

Cyberdefender Corporation

______________________
Gary Guseinov
Chief Executive Officer

Oceana Partners

CORPORATE FINANCE

ATTACHMENT A

Terms of Offering